                                                                  Exhibit 2.1


                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                         FLAGSHIP SERVICES GROUP, INC.,
                     FLAGSHIP RECONSTRUCTION PARTNERS, LTD.,
             FLAGSHIP RECONSTRUCTION ASSOCIATES - COMMERCIAL, LTD.,
             FLAGSHIP RECONSTRUCTION ASSOCIATES - RESIDENTIAL, LTD.



                                       AND



                            PDG ENVIRONMENTAL, INC.,
                         PROJECT DEVELOPMENT GROUP, INC.





                           DATED AS OF AUGUST 24, 2005

                                TABLE OF CONTENTS
                                                                           PAGE

ARTICLE I  Sale and Purchase................................................ 2
     1.1   Assets........................................................... 2
     1.2   Retained Assets.................................................. 3
     1.3   Liabilities Assumed by the Purchaser: Excluded Liabilities....... 5
     1.4   Consideration.................................................... 6
     1.5   Payment of Purchase Price Consideration..........................13
     1.6   Allocation of Assets and Purchase Price Consideration............14

ARTICLE II  Closing; Effective Time.........................................14

ARTICLE III  Representations and Warranties of the Seller...................14
     3.1   Incorporation; Qualification.....................................15
     3.2   Authority to Execute and Perform the Agreement; No Breach
                by the Seller...............................................15
     3.3   Assets...........................................................16
     3.4   Contracts........................................................16
     3.5   Real Property....................................................17
     3.6   Customers and Suppliers..........................................18
     3.7   Compliance with Laws.............................................18
     3.8   Permits and Licenses.............................................18
     3.9   Actions and Proceedings..........................................19
     3.10  Material Changes.................................................20
     3.11  Intellectual Property............................................20
     3.12  Environmental....................................................21
     3.13  Tax Matters......................................................21
     3.14  Employees........................................................22
     3.15  Employee Benefit Plans...........................................22
     3.16  Insurance........................................................24
     3.17  Labor Matters....................................................24
     3.18  No Default.......................................................25
     3.19  No Misrepresentations............................................25
     3.20  Brokers or Finders...............................................25
     3.21  Warranties.......................................................25
     3.22  Surety Bonds.....................................................26
     3.23  Interest Holders.................................................26

ARTICLE IV  Representations and Warranties of the Purchaser.................26
     4.1   Organization.....................................................26
     4.2   Authority to Execute and Perform the Agreement: No Breach
                by the Purchaser............................................27
     4.3   Brokers or Finders...............................................27
     4.4   Compliance with Laws.............................................27
     4.5   Actions and Proceedings..........................................28

     4.6   Purchase Price Shares and Disclosure.............................28
     4.7   Litigation.......................................................29
     4.8   Solvency.........................................................29

ARTICLE V  Covenants of the Seller..........................................29
     5.1   No Actions to Make Representations Untrue........................29

ARTICLE VI  Covenants of the Purchaser......................................29
     6.1   No Actions to Make Representations Untrue........................29
     6.2   Post-Closing Access to Information...............................30

ARTICLE VII  Additional Agreements..........................................30
     7.1   Notification of Certain Matters..................................30
     7.2   Public Statements................................................30
     7.3   Assignment of Leases.............................................31
     7.4   Employee Benefits................................................31
     7.5   Consents and Approvals...........................................32

ARTICLE VIII  No Compete/Employment.........................................32
     8.1   Trade Sensitive Information......................................32
     8.2   Non-Solicitation.................................................33
     8.3   Remedies.........................................................34
     8.4   Employment of Petersen By the Purchaser..........................35
     8.5   Modification of Noncompetition/Default...........................35

ARTICLE IX  Items Delivered at Closing......................................36
     9.1   Items Delivered by the Seller....................................36
     9.2   Items Delivered by the Purchaser.................................37
     9.3   Other Items to be Delivered Following Closing....................37

ARTICLE X  Indemnification..................................................37
     10.1  General Indemnification..........................................37
     10.2  Obligations of the Indemnitor and Indemnitee.....................39
     10.3  Failure to Defend Action.........................................40
     10.4  Limitation.......................................................41
     10.5  Survival of Indemnity............................................43

ARTICLE XI  Miscellaneous...................................................43
     11.1  Termination......................................................43
     11.2  Expenses.........................................................43
     11.3  Governing Law....................................................43
     11.4  Entire Agreement; Modification, Waiver...........................44
     11.5  Survival of Representations and Warranties.......................44
     11.6  Collection of Accounts Receivable................................45
     11.7  Notices..........................................................45
     11.8  Counterparts.....................................................46

     11.9  Headings.........................................................47
     11.10 Record Retention.................................................47
     11.11 Gender and Number................................................47
     11.12 Severability.....................................................47

                                    SCHEDULES

Schedule 1.1(a)              Equipment and Supplies
Schedule 1.1(b)              Non-Assignable Computer Software
Schedule 1.1(c)              Customer Contracts
Schedule 1.2(b)(ii)          Closing Date Accounts
Schedule 1.2(k)              Retained Property and Assets
Schedule 1.3(c)              Other Obligations Assumed by Purchaser
Schedule 1.3(x)              Excluded Liabilities
Schedule 1.4(b)              Purchase Price Note
Schedule 1.4(d)              Form of Warrant Payment
Schedule 3.1                 Articles of Incorporation and Bylaws
Schedule 3.2                 Exceptions to Seller's Authority to Execute and
                             Perform the Agreement
Schedule 3.3(a)              Encumbrances on the Assets
Schedule 3.3(b)              Additional Assets Used to Operate Business
Schedule 3.4(a)              Contracts Future Purchase/Sale or Use
Schedule 3.4(b)              Contracts
Schedule 3.5                 Real Property Leased by Seller
Schedule 3.6(a)              Material Change in Relations
Schedule 3.6(b)              Significant Suppliers and Significant Customers
Schedule 3.7                 Compliance With Laws
Schedule 3.8                 Permits and Licenses
Schedule 3.8(a)              Additional Permits or Modifications
Schedule 3.9                 All Pending Suits and Actions
Schedule 3.10                Material Changes
Schedule 3.10(a)             Internal Unaudited Statement
Schedule 3.11                Intellectual Property
Schedule 3.11(a)             Licenses
Schedule 3.11(b)             Employees Who Have Signed Non-Disclosure Agreements
Schedule 3.12                All Pending and Threatened Regulatory Actions,
                             None of Which Are Material
Schedule 3.14                Employment Agreements
Schedule 3.15(a) & 3.15(b)   Employee Plans
Schedule 3.16                Insurance Policies
Schedule 3.17                Labor Agreements
Schedule 3.20                Brokers
Schedule 3.21(a)             Seller Warranties
Schedule 3.21(b)             Claims for Breach of Warranty
Schedule 3.21(c)             Claims for Personal Injury or Property Damage
Schedule 3.22                Surety Bonds
Schedule 3.23                Shareholders/Interest Holders
Schedule 4.7                 Litigation Regarding Other Purchases of Purchaser
Schedule 8.4                 Employment Agreement
Schedule 9.1(c)              Assignment and Assumption Agreement

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is dated as of the 24th day of August, 2005, between Flagship Services Group, Inc., a Texas corporation ("FLAGSHIP SERVICES"), Flagship Reconstruction Partners, Ltd., a Texas limited partnership, ("FLAGSHIP PARTNERS"), Flagship Reconstruction Associates - Commercial, Ltd., a Texas limited partnership, ("FLAGSHIP ASSOCIATES"), Flagship Reconstruction Associates - Residential, Ltd., a Texas limited partnership, ("FLAGSHIP RESIDENTIAL") (Flagship Services, Flagship Partners, Flagship Associates and Flagship Reconstruction referred to herein collectively as the "SELLER"), and PDG ENVIRONMENTAL, INC., a Delaware corporation, (the "Parent") and Project Development Group, Inc., a Pennsylvania corporation (the "PURCHASER") and Roy Petersen, an individual ("Mr. Petersen, and Laura Petersen, an individual ("Mrs. Petersen) (collectively the "Petersens") for the limited purpose of the covenants set forth in Article VIII.

                                   WITNESSETH:

         WHEREAS, the Seller owns and operates a business which contracts to provide emergency response, loss mitigation, restoration and reconstruction services (the "BUSINESS"); and

         WHEREAS, the Petersens are the sole owners of the Seller; and

         WHEREAS, the Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, in exchange for the consideration hereinafter specifically set forth, certain of the assets related to the Business, upon the terms and conditions hereinafter set forth.

         THEREFORE, the parties agree as follows with the intent to be legally bound.

                                    ARTICLE I

                                Sale and Purchase

         1.1 Assets. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, assign, convey, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, certain of the assets of the Seller related to or used in connection with the Business and which the Seller has the right to transfer (all of such assets, property and business are hereinafter collectively referred to as the "Assets"). The Assets include all properties and assets of every kind, nature and description, tangible and intangible, used in connection with the Business that are owned by the Seller and in which the Seller has any right or interest and which the Seller has the right to transfer (to the extent of such right or interest), including, without limiting the generality of the foregoing, the following (but excluding those assets described in Section 1.2 hereof):

                  (a) all of the property, inventory, and equipment, including, furniture and fixtures, leasehold improvements, and computer equipment related to and used in connection with the Business, including the items set forth on
Schedule 1.1(a) hereto (the "EQUIPMENT AND SUPPLIES");

                  (b) all customer lists, supplier lists, telephone numbers, engineering data, licenses, customer records, patents, tradenames (including, but not limited to, "Flagship Reconstruction", trademarks, intellectual property, assignable or transferable computer software, (any of the Seller's computer software which is not assignable or transferable is listed on Schedule 1.1(b) hereto), including, but not limited to, all versions of source code, including annotations and comments, object code, documentation, specifications, flowcharts, logic diagrams, and any other information or material used or prepared by programmers or software engineers for internal use in developing, debugging, testing, using, or documenting the software, and all other intangible assets related to or used in connection with the Business (the "INTANGIBLE ASSETS"), provided, however, the Purchaser hereby grants a license to Seller to use the names, "Flagship Reconstruction", "Flagship Services Group, Inc.", "Flagship Reconstruction Partners, Ltd.", "Flagship Reconstruction Associates--Commercial, Ltd.", and "Flagship Reconstruction Associates--Residential, Ltd." (collectively, the "Company Names"), as provided in Section 1.2(b) of this Agreement.;

                  (c) except as expressly specified in Section 1.2 or listed on
Schedule 1.2(b)(ii), all (i) customer contracts, including those customer contracts listed on Schedule 1.1(c) (ii) open orders, and (iii) all other agreements or contracts arising in the normal course of business (the "CONTRACTS"); and

                  (d) all other current assets of the Business.

         1.2 Retained Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not purchase, and the Seller shall retain, the Seller's right, title, and interest in and to the following:

                  (a) all of the Seller's cash on hand and other cash equivalents, overpayments, security and other deposits, retroactive product liability or workmen's compensation insurance premium adjustments, shareholder promissory notes, partner promissory notes, tax refunds and other claims for government charges, and prepaid expenses, including, without limitation, those accounts listed on Schedule 1.2(k) and the shareholder loan listed on Schedule 1.2(b)(ii);

                  (b) all of the Seller's accounts receivable existing as of the Closing Date, i.e., all amounts owing for services, equipment, or licenses which have been fully delivered or requests for reimbursements which have been billed, all amounts for services which have been fully performed but not yet billed (i.e., work in progress), and all American Association of Restoration Contractors (also known as AAORC) referral fees under written or verbal contracts not yet billed including, without limitation, those listed on Schedule 1.2(b)(ii) (collectively, the "CLOSING DATE Accounts"). The Purchaser hereby covenants and agrees to forward any and all amounts received by the Purchaser after the Closing Date that are properly payable to the Seller under the terms and conditions of this Agreement within a reasonable time, not to exceed ten (10) days, after receipt by the Purchaser of such amounts. The Seller hereby further covenants and agrees to forward any and all amounts received by the Seller after the Closing Date that are properly payable to the Purchaser under the terms and conditions of this Agreement within a reasonable time, not to exceed ten (10) days, after receipt by the Seller of such amounts. Notwithstanding anything in this Agreement to the contrary, for a period of eighteen (18) months following the Closing Date (or such longer period as the Seller may reasonably require for such purposes), the Seller and Mr. Petersen shall be permitted to use the Company Names solely in connection with (i) tax matters with local, state and federal governmental agencies; (ii) collection of the Closing Date Accounts; and (iii) the negotiation of any checks properly belonging to the Seller;

                  (c) any of the rights of the Seller under this Agreement or any agreements associated in connection herewith;

                  (d) the Seller's organizational documents, records, entity seals, minute books, membership interest books and other records (and all amendments thereto) having exclusively to do with the organization and capitalization of the Seller;

                  (e) all insurance policies and rights thereunder;

                  (f) all personnel records and other records that the Seller is required by law to retain in its possession;

                  (g) all ownership rights of the Seller in the American Association of Restoration Contractors (AAORC);

                  (h) all rights in connection with and assets of the Plans (hereinafter defined);

                  (i) all rights in and to all contracts other than the Contracts;

                  (j) all ownership rights of Flagship Services in Flagship Partners, Flagship Associates, and Flagship Residential; and

                  (k) the property and assets expressly designated in Schedule 1.2(k).

         1.3 Liabilities Assumed by the Purchaser: Excluded Liabilities. The Purchaser agrees to assume and discharge in accordance with their terms only the following liabilities of the Seller (collectively, the "ASSUMED LIABILITIES").

                  (a) all liabilities and obligations from and after the Closing Date under the Seller's lease for the property located at 1200 Gambrel, Ste. 100, Arlington, Texas 76014 and the Seller's lease for the property located at 200 West Fort Morgan Road #208-D, Gulf Shores, AL 36689 (collectively, the "LEASES");

                  (b) all liabilities and obligations from and after the Closing Date under the Contracts; and

                  (c) all liabilities and obligations from and after the Closing Date under the agreements, if any, listed on Schedule 1.3(c). Other than the Assumed Liabilities, the Purchaser is not assuming and shall not otherwise become liable for any debts, liabilities, or obligations of the Seller or the Business, whether now asserted or unasserted, known or unknown, fixed or contingent, including, without limitation, those liabilities listed on Schedule 1.3(x) (collectively, the "EXCLUDED LIABILITIES").


         1.4 Consideration. The consideration to be paid by the Purchaser for the Assets (the "PURCHASE PRICE CONSIDERATION") shall be as follows:

                  (a) Cash. Five Million Two Hundred Fifty Thousand and No/100s Dollars ($5,250,000.00) in cash (the "PURCHASE PRICE CASH"); plus

                  (b) Note. A promissory note executed by Parent and the Purchaser as makers in the principal amount of Seven Hundred Fifty Thousand and No/100s Dollars ($750,000.00) bearing interest at the rate of six percent (6.0%) per annum in the form attached hereto as Schedule 1.4(b) (the "PURCHASE PRICE NOTE"); plus

                  (c) Stock. An aggregate number of shares of PDG Environmental, Inc. common stock, $0.02 par value per share (the "Common Stock") having a value of Two Hundred Fifty Thousand and No/100s Dollars ($250,000.00) calculated based on the average of the VWAP (hereinafter defined) each day during the ten (10) consecutive trading day period prior to the Closing (the "PURCHASE PRICE STOCK"). "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange , the American Stock Exchange or NASDAQ including its OTC Electronic Bulletin Board and "Pink Sheets" (a "Trading Market"), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; plus

                  (d)      Warrants.

                           (i) Warrant to purchase up to two hundred fifty
thousand (250,000) shares of the Common Stock at a per share purchase price equal to One and No/100s Dollars ($1.00) in the form attached hereto as Schedule 1.4(d); and

                           (ii) Warrant to purchase up to One Hundred Fifty
Thousand (150,000) shares of the Common Stock at a per share purchase price equal to the average of the VWAP for each day during the ten (10) consecutive trading day period prior to the Closing in the form attached hereto as Schedule 1.4(d) (collectively, the "PURCHASE PRICE Warrants"); plus

                  (e)      Earn Out.

                           (i) An additional amount of cash (the "EARN OUT")
based upon the contribution generated by the operations of the Seller acquired by the Purchaser pursuant to the terms of this Agreement for the performance and delivery of emergency response, loss mitigation, restoration and reconstruction services calculated as follows: Thirty-five percent (35%) of the amount by which the Adjusted Net Income (hereinafter defined) during the period commencing on the Closing Date and ending 18 months thereafter (the "EARN OUT PERIOD") exceeds Five Hundred Thousand and No/100s Dollars ($500,000.00). The "ADJUSTED NET INCOME" for the purposes of this Section 1.4 shall mean the net operating income for the Earn Out Period generated and performed by the Flagship Operations less Previous Period Losses (as defined) and less direct costs of operation, in the ordinary course of business, of the Flagship Operations as determined in accordance with historical accounting practices of the

Seller, including, but not limited to, all contract costs including insurance and bonding costs and other expenses directly associated with the operation of the Flagship Operations including depreciation, salaries, wages, and benefits paid to employees in the Flagship Operations excluding corporate overhead expenses of the Parent for the Flagship Operations and excluding extraordinary costs including, without limitation, the cost of this transaction. "Flagship Operations" shall mean business generated and/or performed out of the Purchaser's office located in and around Dallas, Texas and dealing specifically with emergency response, loss mitigation, restoration and reconstruction services. "Previous Periods Losses" for purposes of this section shall mean negative Adjusted Net Income for the Earn Out Period. For instance if the Flagship Operations experience a loss during the Earn Out Period, the loss shall be included in the Earn Out Calculation (i.e., any net losses during the Earn Out Period shall be deducted against profits in subsequent months and periods during the Earn Out Period). In all instances where revenues are generated by joint efforts of the Flagship Operations and other operations of the Purchaser or Parent, a reasonable and equitable allocation of such revenues will be made.

         Within forty-five (45) days following the expiration of the first twelve months during the Earn Out Period, the Purchaser shall calculate the amount of the Earn Out accrued during such twelve month period and pay such amount (the "INSTALLMENT") to the Seller. Along with the Installment, the Purchaser shall prepare and deliver to the Seller a written calculation of the amount of such Installment. Within ten (10) days following the end of each calendar month during the Earn Out Period, the Purchaser shall prepare and deliver to the Seller a written calculation of the amount of the Earn Out accrued from the commencement of the Earn Out Period through such month's end.

                           (ii) Within sixty (60) days after the expiration of
the Earn Out Period, the Purchaser shall prepare and deliver to the Seller a written calculation of the Earn Out earned, if any, (the "Earn Out Calculation Sheet"), which shall be prepared consistent with the foregoing formula, together with immediately available funds in the amount of the Earn Out less the amount of the Installment previously paid to the Seller or in the instance that the Earn Out as determined by the Earn Out Calculation Sheet is less than the amount of the Installment (hereinafter defined) the Seller shall pay to the Purchaser within fifteen (15) days after receipt of the Earn Out Calculation Sheet, in immediately available funds, an amount equal to the difference between the Earn Out as determined by the Earn Out Calculation Sheet and the Installment; provided, however, in no event shall the Seller be required to repay the Purchaser an amount in excess of the Installment (the "Earn Out Funds").

                           (iii) The Seller shall have a period of thirty (30)
days to review the Earn Out Calculation Sheet. During such period, the Purchaser shall afford to the Seller access to any of the books, records, and work papers of the Purchaser requested by the Seller to assist the Seller in reviewing the Earn Out Calculation Sheet and the calculation of the Earn Out. If the Seller disputes any items in the Earn Out calculation ("Disputed Item(s)"), then the Seller shall provide written notice to the Purchaser specifying each of the Disputed Items and setting forth in reasonable detail the basis for such dispute. Failure by the Seller to provide written notice to the Purchaser specifying the Disputed Items within thirty (30) days of delivery of the Earn Out Calculation Sheet by the Purchaser shall be deemed acquiescence therein by the Seller to the Earn Out Calculation Sheet and calculation of the Earn Out.

                           (iv) If within thirty (30) days after delivery by the
Seller to the Purchaser of any notice of any Disputed Items, the Seller and the Purchaser are unable to resolve all of such Disputed Items, then any remaining Disputed Items shall be submitted to an accountant with an accounting firm mutually acceptable to the Purchaser and the Seller (the "Accountant"). Using the standards described in this Section 1.4(e), the Accountant shall resolve only the Disputed Items and report in writing to the Seller and the Purchaser upon the resolution of the Disputed Items. The Accountant's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Accountant shall be borne equally by the Seller and the Purchaser.

                           (v) Thereafter,

                                    (aa) If the Earn Out as calculated
consistent with the Accountant's decision with respect to the Disputed Items is less than the Earn Out (inclusive of the Installment) paid by the Purchaser, then the Purchaser shall be entitled to receive from the Seller, an amount equal to the difference between the Earn Out as so calculated and the Earn Out (inclusive of the Installment) actually paid by the Purchaser (the "Deficit");

                                    (bb) If the Earn Out as calculated
consistent with the Accountant's decision with respect to the Disputed Items is greater than the Earn Out (inclusive of the Installment) actually paid by the Purchaser, then the Seller shall be entitled to receive from the Purchaser an amount equal to the difference between the Earn Out as so calculated and the Earn Out (inclusive of the Installment) actually paid by the Purchaser (the "Surplus");

                                    (cc) Any Surplus shall be paid by the
Purchaser in cash within ten (10) days of the receipt of the Accountant's decision with respect to the Disputed Items by wire transfer of immediately available funds to an account designated by the

Seller. Any Deficit shall be paid in cash within ten (10) days of the receipt of the Accountant's decision with respect to the Disputed Items by wire transfer of immediately available funds to an account designated by the Purchaser. The Deficit or the Surplus, as the case may be, shall be deemed an adjustment to the Purchase Price.

                           (vi) Acceptance or negotiation by the Seller of the
Earn Out Funds and/or the Installments shall in no manner constitute a waiver of the Seller's right to dispute the calculation of the Earn Out and/or prejudice any remedy of the Seller with respect thereto.

                           (vii) If the calculation of the Earn Out results in a
negative number, i.e., a loss, in no event shall the Seller participate in and/or in manner be liable for the payment of any such loss, beyond the repayment of the Installment, if any, and there shall be no payment of any amount to the Seller by the Purchaser attributable to the Earn Out.

                           (viii) Notwithstanding the foregoing, the Purchaser
and the Seller hereby agree that in the event the employment of Mr. Petersen by the Purchaser is (aa) terminated by the Purchaser as a result of the Employee engaging in conduct materially injurious to the Purchaser, including, but not limited to acts of dishonesty or fraud related to his employment with the Purchaser, commission of a felony or a crime of moral turpitude, or substance abuse; or (bb) terminated by Mr. Petersen following the expiration of 180 days following the Closing Date other than Mr. Petersen's termination of his employment due to a material breach by the Purchaser of its obligations under this Agreement, the Purchase Price Note and/or the Employment Agreement, the Earn Out shall be reduced by a fraction, the numerator of which is the number of days remaining in the Earn Out Period following the termination of Mr. Petersen's employment for the reasons stated in Subsections 1.4 (viii) (aa) or
1.4 (viii) (bb) and the denominator of which is 540. In such event, the reduced Earn Out amount shall remain payable in accordance with the payment schedule set forth above. For example, if the Earn Out Period were to commence on March 1, 2005 and Mr. Petersen's employment with the Purchaser was terminated for the reasons stated in Subsections 1.4
(viii) (aa) or 1.4 (viii) (bb) 135 days later, the Earn Out would be reduced by Seventy-five percent (75%). In the event that Mr. Petersen's employment by the Purchaser is terminated for any reason other than for the reasons stated in Subsections 1.4 (viii) (aa) or 1.4 (viii) (bb), except as provided by the immediately following sentence, there shall be no reduction in the Earn Out and the entire amount of the Earn Out shall be paid to the Seller. The Purchaser and the Seller hereby further agree that if Mr. Petersen's employment is terminated by Mr. Petersen prior to the expiration of 180 days following the Closing Date other than Mr. Petersen's termination of his employment due to a material breach by the Purchaser of its obligations under this Agreement, notwithstanding anything to the contrary herein, the Seller shall not be entitled to receive any portion of the Earn Out.

         Notwithstanding anything herein to the contrary, the Earn Out was the result of negotiations and is agreed to by the parties to be payment for the fair value of the Assets being sold by the Seller to the Purchaser. An independent appraisal of the value of the Assets purchased will be completed by the Purchaser. The appraisal is anticipated to confirm the intent of the parties that the Earn Out is intended to be a part of the consideration paid by the Purchaser for the fair value of the Assets; provided, however, the Purchaser agrees that such appraisal is being obtained for its independent purposes and there shall be no adjustment of any kind to the Purchase Price, including, but not limited to the Earn Out, in the event that appraisal is less than or more than the consideration paid by the Purchaser for the Assets being sold by the Seller to the Purchaser.

                  (f) Overbilling/Underbilling. Notwithstanding anything to the contrary herein, the amount of the billings in excess of contract costs and estimated earnings (the "Overbilling") in existence at the Effective Date shall be deemed assigned to the Purchaser as part of the Assets and the contract costs and estimated earnings in excess of billings (the "Underbilling") in existence at the Effective Date shall be deemed retained by the Seller as part of the Closing Date Accounts.

         After the Closing, the Overbilling shall be collected by the Seller and the Underbilling shall be billed and collected by the Purchaser. The Seller shall immediately pay to the Purchaser any amounts attributable to the Overbilling as such amounts are collected. The Purchaser shall immediately pay to the Seller any amounts attributable to the Underbilling as such amounts are collected.

         1.5 Payment of Purchase Price Consideration. The Purchase Price Consideration shall be paid as follows:

                  (a) On the Closing Date, the Purchaser shall:

                           (i) pay to the Seller the Purchase Price Cash by wire
transfer of immediately available funds to accounts designated by the Seller;

                           (ii) deliver to the Seller the fully executed
Purchaser Price Note;

                           (iii) deliver to the Seller an irrevocable order to
the Parent's transfer agent to issue the Purchase Price Shares to the Seller ("the Irrevocable Order"); and

                           (iv) deliver to the Seller the Purchase Price
Warrants.

                  (b) Thereafter, the Purchaser shall pay the Seller the amount of the Earn Out, if any, as provided in Section 1.4 (e).

         1.6 Allocation of Assets and Purchase Price Consideration. For federal income tax purposes, the Consideration shall be allocated among the Acquired Assets in accordance with and as provided by Section 1060 of the Code (the "Section 1060 Allocation"). Within ninety (90) business days after the Closing Date, the Purchaser and the Seller shall prepare a mutually acceptable version of the Section 1060 Allocation. The Parties agree that any tax returns shall be prepared and filed consistently with such agreed upon Section 1060 Allocation. In this regard, the Parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with the agreed upon
Section 1060 Allocation.

                                   ARTICLE II

                             Closing; Effective Time

         The Closing shall take place at the offices of Lanter Westermann P.C. at 226 Bailey Avenue, Suite 100, on August 24, 2005, at 10:00 a.m. (Fort Worth, Texas time), or on such other date and time as may be agreed upon between the Purchaser and the Seller (herein referred to as the "CLOSING" or the "CLOSING DATE"). The Purchaser and the Seller acknowledge and agree that all transactions entered into on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously and shall become effective as of 12:00 p.m. (Fort Worth, Texas time) on August 24, 2005 (the "EFFECTIVE DATE").

                                   ARTICLE III

                  Representations and Warranties of the Seller

         The Seller hereby represents and warrants to the Purchaser the following, which shall remain true and accurate as of the Closing Date and shall survive the Closing Date as set forth in Section 11.5 hereof:

         3.1 Incorporation; Qualification. Flagship Services and each of the Flagship Companies is a corporation or limited partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the state of its formation with all requisite power to own, lease and operate its assets, properties, and business and to carry on the Business as now being conducted. Attached hereto and made a part hereof as Schedule 3.1 are true and complete copies of the articles of incorporation, by-laws, certificate of limited partnership and limited partnership agreement of each Flagship Services and the Flagship Companies, as applicable, as in effect on the date hereof, and to the Knowledge of the Seller there are no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by, or threatened against Flagship Services and/or any of the Flagship Companies. For purposes of this Agreement, "KNOWLEDGE" and/or the "KNOWLEDGE OF THE SELLER" shall mean the actual knowledge of Mr. Petersen after due inquiry.

         3.2 Authority to Execute and Perform the Agreement; No Breach by the Seller. The Seller has the right and power and authority, and has received such approvals and taken such actions as are required, to enter into, execute, and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of the Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Except as provided in
Schedule 3.2, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Seller of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, county, local, or other governmental or regulatory body; or (ii) violate any provision of the articles of incorporation or by-laws of the Seller.

         3.3 Assets. Except as set forth on Schedule 3.3(a), the Seller has, and shall have as of the Closing, good, valid, and marketable title to all of the Assets, free and clear of all liens, encumbrances, and claims of third parties. The Seller further represents and warrants that there are no options, conditional rights, or other agreements or arrangements of any kind to purchase or acquire from the Seller any of the Assets except as contemplated by this transaction. Except as set forth on Schedule 3.3(b), the Assets are the properties and assets used by the Seller in the operation of the Business, and no other assets are used by the Seller to operate the Business as currently conducted by the Seller. No other entities owned or controlled by the Petersens are in the same business as the Seller. All of the Equipment and Supplies are in commercially reasonable operating condition and repair (subject to normal wear and tear) and maintenance (other than normally scheduled maintenance) in order to permit the same to be used for the same purposes for which they are currently being used. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.3, THE SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SUPPLIES OR OTHER FIXED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND THE EQUIPMENT AND SUPPLIES AND OTHER FIXED ASSETS ARE BEING SOLD AS-IS, WHERE-IS.

         3.4 Contracts. Except in the usual and ordinary course of business and as set forth on Schedule 3.4(a), the Seller is not a party to any material written or oral contract with respect to the Business (a) for the future purchase of equipment, materials, supplies, or services or (b) for the sale or use of any Assets or other properties of the Seller relating to the Business. Except as set forth on Schedule 3.4(b), to the Knowledge of the Seller, the Seller has performed all material obligations required to be performed by it to date under all of the agreements to which the Seller is a party or pursuant to the terms of which the Seller may be bound. Except as set forth on Schedule 3.4(b), to the Knowledge of the Seller, all of the Contracts are in full force and effect and there is no material default, nor any event under any Contract which, with notice or lapse of time, or both, will become a material default, by the Seller or, to the best of the Seller's Knowledge, by any other party to such Contract. Notwithstanding the foregoing and/or anything to the contrary herein, the Seller makes no representations regarding the profitability of the Contracts. Some of the Seller's Contracts expressly require consent by the other party thereto for assignment. The Seller makes no representations that the Seller's Contracts may be assigned, that the other party thereto may consent to assignment, or that the Contracts will not be terminated by the other party thereto following the Closing Date. As respects the Contracts which are not assignable and a consent to assignment is not obtained, the Seller and the Purchaser hereby agree to cooperate with one another to perform the Contracts under the Seller, as applicable; provided, however, the Purchaser shall make available to the Seller its employees, equipment, offices, insurance and other resources, as necessary in connection therewith, and the Purchaser shall be responsible for the payment of and shall indemnify the Seller against all liabilities and obligations from and after the Closing Date under the Contracts not assigned.

         3.5 Real Property. Schedule 3.5 contains a complete and correct copy of the leases for all real properties, buildings, and structures leased, in whole or in part, by the Seller. All leases for real property leased by or to the Seller are valid and enforceable except to the extent enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Except as otherwise made available to the Purchaser, such leases have not been amended or modified and neither the

Seller, nor, to the Knowledge of the Seller, the other party or parties to such leases are in material default with respect thereto, nor has any event which, with the passage of time or giving of notice, or both, could constitute such a default occurred.

         3.6 Customers and Suppliers. Except as set forth on Schedule 3.6(a), the Seller is not aware of any material change, or threat of any material change, in the relations of the Seller with any sales agent, sales representative, sales distributor, or salaried employee of the Seller. The Seller has not received any written notice or, to the Knowledge of the Seller, any other notice, of any material dispute, of any kind, between the Seller and any of its Significant Customers or Significant Suppliers, and no Significant Supplier or Significant Customer has, either in writing or otherwise, advised the Seller that it intends to cease its purchases from or sales to the Seller. For purposes of this Section 3.6, "SIGNIFICANT CUSTOMERS" and "SIGNIFICANT SUPPLIERS" shall mean the five largest customers or suppliers respectively, based on revenues from products sold to, or purchased from the Seller during the twelve month period ending December 31, 2004 and listed on Schedule 3.6(b). Notwithstanding the foregoing and/or anything to the contrary herein, the Seller makes no representation that its relationships with any sales agent, sales representative, sales distributor, or salaried employee of the Seller, or customers or suppliers will continue in effect following the Closing Date.

         3.7 Compliance with Laws. Except as set forth on Schedule 3.7, to the Knowledge of the Seller, the Seller is in compliance, in all material respects, with all laws, regulations, orders, judgments, ordinances, and decrees of federal, state and local courts, and governmental authorities, relating to the ownership and operation of the Business.

         3.8 Permits and Licenses. Schedule 3.8 attached hereto and made a part hereof identifies all material permits, licenses, approvals, clearances, stipulations, consents, and other governmental authorizations held by the Seller with respect to the Business (collectively, the "PERMITS"). All of such Permits are valid and in full force and effect with respect to the Business except where the failure to maintain the same would not have a material adverse effect upon any of the Assets taken as a whole. Except as set forth on Schedule 3.8(a), the Seller has no Knowledge of any additional Permits, or modifications to existing Permits, necessary for the Seller to operate the Business as currently conducted including, but not limited to, those relating to environmental compliance except where the failure to maintain the same would not have a material adverse effect upon any of the Assets of the Business taken as a whole. Notwithstanding the foregoing and/or anything to the contrary herein, the Seller makes no representation and/or warranty with respect to the transferability of the Permits and the Seller has advised the Purchaser that in certain jurisdictions the ability to obtain a Permit is conditioned upon the employment of a licensed individual and the Seller makes no representation and/or warranty with respect to the continued employment by the Purchaser of the employment of any such individuals. To the Seller's Knowledge, the Seller is now in full and complete compliance, in all material respects, with the terms of all such Permits.

         3.9 Actions and Proceedings. Except as set forth on Schedule 3.9, to the Knowledge of the Seller, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, governmental, or regulatory body or arbitration tribunal against or involving the Seller which would have material adverse effect upon any of the Assets or the Business taken as a whole. Except as set forth on Schedule 3.9, to the Knowledge of the Seller, there are no actions, suits, claims, or legal, administrative, or arbitration proceedings pending or threatened against or involving the Seller, the Business or the Assets which would have a material adverse effect upon the Assets or the Business taken as a whole.

         3.10 Material Changes. Except as set forth on Schedule 3.10, between the date of the internal unaudited financial statements of the Seller dated July 31, 2005, attached hereto as Schedule 3.10(a), and the date of this Agreement, there has not been any material adverse change in the Seller's financial condition or results of operations nor any (a) material destruction, damage to, or loss of any Asset of the Business (regardless of whether covered by insurance), (b) material change in accounting methods or practices of the Business including, but not limited to, any change in depreciation, amortization policies, or rates, (c) material write-down of the value of any of the Assets,
(d) material sale or transfer of any Asset other than in the ordinary course of the Business as previously conducted, or (e) capital expenditure (as defined by GAAP) by the Seller with respect to the Business in excess of Twenty-Five Thousand and No/100s Dollars ($25,000.00) for any individual item or Fifty Thousand and No/100s Dollars ($50,000.00) in the aggregate.

         3.11 Intellectual Property. Except for the intellectual property listed on Schedule 3.11 (the "Intellectual Property"), the Seller has no right, title or interest in and to any patents, patent rights, trade names, trademarks, service marks, copyrights, or any applications for any of the foregoing, or any manufacturing processes, inventions, specialized treatment protocols, formulas or trade secrets. Except as set forth on Schedule 3.11(a) and except for off-the-shelf software licenses, in connection with the Business, the Seller is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights, manufacturing processes, inventions, specialized treatment protocols, formulas or trade secrets. The Seller is the owner or licensee of all right, title and interest in and to the Intellectual Property, free and clear of all Liens. Except as set forth on Schedule 3.11(a), to the Seller's Knowledge, the Intellectual Property does not infringe upon the rights of any other person and no rights of any other Person infringe upon the

Intellectual Property. Except as set forth on Schedule 3.11(a), none of the Intellectual Property has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Seller's Knowledge, no such action is threatened with respect to the Intellectual Property.

         To the Knowledge of the Seller, there is no claim or threatened claim alleging any violation by the Seller in the course of conducting the Business of any trade secrets or secrets of others, nor to the Knowledge of the Seller, has the Seller misappropriated trade secrets of any other person or entity in connection with or in any way related to the Business. To the Knowledge of the Seller, no employee of the Seller is obligated pursuant to the terms of any contract, agreement, or understanding or subject to any other obligation, judgment, decree, or order of any court or administrative agency that would interfere with the use of the technology included in the current products and processes of the Seller or the Business. Schedule 3.11(b) attached hereto and made a part hereof lists each employee of the Business who has executed a proprietary information, secrecy, non-disclosure, confidentiality, or similar agreement with the Seller, and a copy of the standard form of such agreement is attached to said Schedule 3.11 (b).

         3.12 Environmental. To the Knowledge of the Seller, there are no civil or criminal actions, notices of violation, or administrative proceedings relating to laws, rules, and regulations regulating the environment or human health and safety pending or threatened, by governmental officials or otherwise, with respect to either the Business or the Seller that would have a material effect upon the Business or any of the Assets taken as a whole. Schedule 3.12 sets forth all known actions, none of which are material.

         3.13 Tax Matters. All federal, state, county, foreign, and other taxes including, without limitation, income, estimated, excise, sales, use, gross receipts, franchise, employment, payroll, and property taxes, whether or not measured in whole or in part by net income, payable by the

Seller and with respect to which the Seller may have liability which has become due on or before the date hereof have been paid or are being diligently contested in good faith and appropriate proceedings or have been accrued for by the Seller. All tax returns of the Seller have been filed timely or are subject to a valid extension of the filing date and all such tax returns are true, correct, and complete in all material respects.

         3.14 Employees. Schedule 3.14 attached hereto and made a part hereof is a list of: (1) all employment, compensation (including any "golden parachute," severance, or similar agreements), confidentiality, non-competition, assignments of invention, consulting agreements, and any other arrangements currently in effect between the Seller and any person who is now employed or engaged by the Seller, whether written or oral, and (2) a list of each current employee of the Seller. The Seller is not in default with respect to any obligation to any of its employees, including but not limited to those under the instruments or arrangements noted on Schedule 3.14. The Seller has no outstanding commitment or agreement to effect any general wage or salary increase or bonus or any increase in fringe benefits for any of its employees. The Seller has not made any agreement or arrangement with, or promise to, any director, officer, employee, or shareholder of the Seller regarding future compensation or payments or fringe benefits of any kind except as specifically noted on Schedule 3.14.

         3.15 Employee Benefit Plans. Schedule 3.15(a) attached hereto and made a part hereof sets forth a correct and complete list of every employee welfare benefit plan and employee pension benefit plan (as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Seller (and of each trade or business, regardless of whether incorporated, which together with the Seller would be treated as a single employer under Section 4001 of ERISA (and "ERISA AFFILIATE")) in which employees of the

Seller or an ERISA Affiliate participate (the "PLANS"). Schedule 3.15(b) attached hereto and made a part hereof sets forth a correct and complete list of every bonus, deferred compensation, profit sharing, stock option, stock purchase, or other employee benefit plan of the Seller and any ERISA Affiliate not subject to ERISA in which employees of the Seller or any ERISA Affiliate participate. Each plan subject to the requirements of ERISA is in substantial compliance with all material reporting, disclosure and other requirements of ERISA, and a current, accurate, and complete copy of each such plan has been made available to the Purchaser. Each of the employee benefit plans listed in
Schedule 3.15(a) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and the respective trust forming a part thereof are currently so qualified and the Seller has not received any notice from the Internal Revenue Service which disqualifies any such plan or the trust related thereto. No employee welfare plan or employee pension benefit plan maintained by the Seller or an ERISA Affiliate which is subject to Title IV of ERISA has been terminated by the plan administrator thereof; no proceedings to terminate any such plan have been instituted; no reportable event within the meaning of Title IV for which a 30-day notice is required has occurred with respect to any such plan; no such plan or the trust thereunder has engaged in any "prohibited transaction" within the meaning of ERISA or the Code for which there exists under ERISA no statutory or administrative exemption; no accumulated funding deficiency (as defined by Section 302 of ERISA and Section 412 of the Code) exists with respect to any such plan, whether waived; no condition exists which could subject the Purchaser or the Seller to penalty under Section 4071 of ERISA; all required premium payments have been made, when due, to the Pension Benefit Guaranty Corporation with respect to any such plan; and all contributions required to be made with respect to any such plan have been made. The Seller has not been a party to nor contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA), and no liabilities exist with respect to any withdrawals from any multiemployer plans which could subject the Seller to controlled group liability under Section 4001(b)(1) of ERISA. With respect to each plan listed in Schedule 3.15(a) or
Schedule 3.15(b), there are no material actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the best of the Seller's knowledge, threatened against the Seller. With respect to each welfare benefit plan to which the Seller is a party which constitutes a group health plan subject to Section 4980B of the Code, the Seller has no liability for tax under Section 4980B of the Code.

         3.16 Insurance. Schedule 3.16 attached hereto and made a part hereof is a complete and correct list of each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) of the Seller with respect to the Business. All of such policies are presently in full force and effect. The Seller makes no representation regarding the assignability of said policies.

         3.17 Labor Matters. Except as set forth on Schedule 3.17, the Seller is not a party to any collective bargaining agreements pertaining to the Business. To the Knowledge of the Seller, the Seller is in material compliance with all federal, state, and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and the Seller is not engaged in any unfair labor practice. With respect to the Business, the Seller does not have any pending labor grievances, arbitration cases, civil rights, or equal employment opportunity charges or cases, and the Seller is not bound by any settlements, consent orders, or prior decrees of any court or governmental body requiring any continued observance. The Purchaser and the Seller have agreed that each will take all steps necessary to comply with the federal law commonly known as COBRA.

         3.18 Intentionally Left Blank.

         3.19 No Misrepresentations. The Seller has not made any intentionally or knowingly untrue statement of material fact, in this Agreement or otherwise, to the Purchaser regarding the Business, the Assets or the Assumed Liabilities, nor has the Seller intentionally or knowingly omitted to state any material facts required to be stated herein or necessary to make such statements, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing or anything to the contrary herein, the Seller makes no representations or warranties to the Purchaser with respect to any projections, estimates, or budgets heretofore delivered to or made available to the Purchaser or its counsel, accountants, or other advisors or representatives of the future revenues, expenses, or expenditures, or future results of operations or prospects of the Seller or the Business.

         3.20 Brokers or Finders. Except as set forth on Schedule 3.20, the Seller is not obligated, directly or indirectly, to any person for brokerage or finders' fees, agents' commissions, or any similar charges in connection with the Agreement or the transaction contemplated hereby.

         3.21 Warranties.

                  (a) Schedule 3.21(a) sets forth the complete text, including all disclaimers and exclusions of the warranty or warranties offered currently by the Seller in connection with the sale of any product manufactured, marketed, or distributed by the Business at anytime during the twelve (12) month period prior to the date of this Agreement.

                  (b) Schedule 3.21(b) sets forth a summary description of all individual claims in excess of Fifteen Thousand and No/100 Dollars ($15,000.00) in all claims which in the aggregate exceed Fifty Thousand and No/100 Dollars ($50,000.00) asserted or, to the Seller's Knowledge, threatened against the Seller at anytime during the three (3) year period prior to the date of this Agreement, alleging a breach of any warranty given by the Seller in connection with the sale of any product manufactured or service rendered, marketed, or distributed by the Business, together with a description of the status or disposition of such claims.

                  (c) Schedule 3.21(c) sets forth a summary description of all claims in excess of Ten Thousand and No/100 Dollars ($10,000.00) asserted or, to the best of the Seller's knowledge, threatened against the Seller at any time during the three (3) year period prior to the date of this Agreement in respect of personal injury or property damage alleged to have resulted from any product manufactured, marketed, or distributed by the Business, together with a description of the status or disposition of such claims.

         3.22 Surety Bonds. Schedule 3.22 sets forth the complete list of all surety bonds issued on behalf of the Seller within the last twenty-four (24) months or that otherwise remain outstanding and the status of each including, but not limited to, whether any claim has been made upon such surety bond.

         3.23 Interest Holders. Schedule 3.23 sets forth each and every shareholder or interest holder in the Seller as well as his or her number of shares owned and percentage interest in the Seller.

                                   ARTICLE IV

                 Representations and Warranties of the Purchaser

         The Purchaser and the Parent hereby represent and warrant to the Seller as follows:

         4.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. There are, to the knowledge of the Purchaser and the Parent, no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by or threatened against the Purchaser and/or the Parent.

         4.2 Authority to Execute and Perform the Agreement: No Breach by the Purchaser. The Purchaser and the Parent have the power and authority, and has received such approvals and taken such actions as are required, to enter into, execute, and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of the Purchaser and the Parent enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement, the consummation by the Purchaser and the Parent of the transactions contemplated hereby and the performance by the Purchaser and the Parent of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, county, local, or other governmental or regulatory body; (ii) violate any provision of the constituent documents of the Purchaser or the Parent; or (iii) conflict with, result in a breach of, or constitute an event of default under, any mortgage, lien, lease, agreement, or instrument to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent may be bound.

         4.3 Brokers or Finders. The Purchaser is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees, agents' commissions, or any similar charges in connection with the Agreement or the transactions contemplated hereby.

         4.4 Compliance with Laws. To the best of the knowledge of the Parent and the Purchaser, the Purchaser and the Parent are in compliance, in all material respects, with all laws, regulations, orders, judgments, ordinances, and decrees of federal, state, and local courts, and governmental authorities, the violation of which would have a materially adverse effect on the Purchaser or the Parent.

         4.5 Actions and Proceedings. To the best of the knowledge of the Parent and the Purchaser after due inquiry, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, governmental or regulatory body, or arbitration tribunal against or involving the Parent or the Purchaser which would have a material adverse effect upon the Parent or the Purchaser. To the knowledge of the Parent and the Purchaser after due inquiry there are no material actions, suits, claims, or legal, administrative, or arbitration proceedings pending, threatened against, or involving the Parent or the Purchaser.

         4.6 Purchase Price Shares and Disclosure. The Purchase Price Shares are fully paid and non-assessable shares, have been duly authorized to be issued, and are free and clear of all liens and encumbrances. The Purchase Price Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act. Under federal and state law, the Purchase Price Shares may not be resold or otherwise transferred by Seller except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or upon satisfactory proof of the availability of an exemption from such registration. Upon receipt of such satisfactory proof of the availability of an exemption, at the Parent's sole cost and expense, counsel for the Parent will provide its confirming opinion to the transfer agent for the Parent's common stock so as to permit the transfer of such shares on the books of the Parent. All disclosures made by the Parent in its filings with the Securities and Exchange Commissions are true and accurate in all material respects and do not omit to state a material fact to make each statement therein not misleading.

         4.7 Litigation. Schedule 4.7 lists all actions claims, lawsuits, demands or proceedings, including, but not limited to arbitration proceedings
(i) initiated by the Purchaser and/or its parent, subsidiary or affiliates within the last five (5) years, (ii) initiated by the Purchaser and/or its parent, subsidiary or affiliates at any time against any person and/or entity from which the Purchaser and/or its parent, subsidiary or affiliates has previously purchased assets or securities, and/or (iii) initiated by any seller of any assets or securities to the Purchaser and/or its parent, subsidiary or affiliates at any time against the Purchaser and/or its parent, subsidiary or affiliates.

         4.8 Solvency. After the Closing Date, the Purchaser will be solvent (i.e., the fair market value of the Purchaser's assets will exceed its liabilities.).

                                    ARTICLE V

                             Covenants of the Seller

         5.1 Access to Information. If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities, or to prepare its financial statements, it is necessary that the Purchaser be furnished additional information relating to the Business, the Seller will use its commercially reasonable efforts to promptly furnish this information to the Purchaser, if available.

                                   ARTICLE VI

                           Covenants of the Purchaser

         6.1 Post-Closing Access to Information. If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements and/or to collect any Closing Date Accounts, it is necessary that the Seller be furnished additional information relating to the Business, the Purchaser will use commercially reasonable efforts to promptly furnish this information to the Seller, if available.

         6.2 Due Diligence. The Purchaser hereby covenants that it has completed its due diligence of the Seller and has determined that the condition of the Assets and the Business is acceptable to it based on its own investigation and the representations set forth herein.

                                   ARTICLE VII

                              Additional Agreements

         7.1 Notification of Certain Matters. Each of the Seller and the Purchaser agree to give prompt notice to the other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy: (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any from the date hereof to the Closing Date and (b) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.2 Public Statements. The parties shall consult with each other prior to issuing any press release or any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or public statement prior to such consultation unless required by law (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

         7.3 Assignment of Leases. As of the Closing Date, the Seller shall assign to the Purchaser all of its rights (including, but not limited to, rights with respect to any credits) pursuant to the Leases. The Seller shall deliver to the Purchaser at the Closing or as soon as possible after the Closing certifications from the respective owner of the property subject to the Leases which confirm that (a) the Leases are in full force and effect as of the Closing Date, (b) there are no defaults or conditions which would cause an event of default to exist under the Leases as of the Closing Date, and (c) the Seller has either the consent of such owners and the right to assign the Leases to the Purchaser or shall use its best efforts to obtain such consents as soon as possible after the Closing.

         7.4 Employee Benefits. On the Closing Date, all employees of the Seller will be effectively terminated and the Purchaser shall cause all employees of the Seller as of the Closing Date who are employed by the Purchaser on the day after the Closing to be eligible to participate in all "employee benefit plans" (within the meaning of Section 3(2) of ERISA) maintained by the Purchaser on the day after the Closing on the same terms as similarly situated employees of the Purchaser, provided that nothing herein shall prevent the Purchaser from (a) terminating the employment of any such employee or (b) amending or terminating any employee benefit plans from time to time. For purposes of any length of service requirements for eligibility to participate or vesting, but not for purposes of benefit accrual, in any such employee pension benefit plan, "service" for any employee of the Seller as of the Closing who is employed by the Purchaser on the day after the Closing shall include service with the Seller and any member of the Seller's controlled group of corporations or trades or businesses under common control (within the meaning of Sections 414(b) and (c) of the Code).

         7.5 Consents and Approvals. From and after the date of this Agreement, the Seller and the Purchaser shall use their commercially reasonable efforts to obtain all consents, approvals, permits, and licenses required to be obtained by the Seller and the Purchaser to carry out the transactions contemplated by this Agreement, including, but not limited to, any consents or approvals required for the assignment of the Contracts. The Seller and the Purchaser shall, in a timely, accurate and complete manner, make or cause to be made such required filings and prepare such required applications to any governmental agency with which such filings or obligations are required to be made or whose approval or consent is required for the consummation by the Seller and the Purchaser of the transactions contemplated by this Agreement and the Seller shall provide to the Purchaser such information concerning the Assets as the Purchaser may require to make such filings and prepare such applications as may be required for the consummation by the Purchaser of the transactions contemplated by this Agreement. Subject to the terms of Section 3.4, the Seller and the Purchaser hereby agree to use their commercially reasonable efforts to obtain, as soon as possible after the Closing, consents to assignments of Contracts which require such consent.

                                  ARTICLE VIII

                              No Compete/Employment

         8.1 Trade Sensitive Information. The Petersens acknowledge that as owners of the Seller, they have become aware of "trade sensitive" information of the Seller and the Purchaser, that such information has been kept confidential by the Seller and the Purchaser and that the scope of the business of the Seller and the Purchaser, is extensive. Therefore, except for the employment described in Section 8.4 below, during their association with the Purchaser, and for the next succeeding period of three (3) years after the expiration or termination of their employment by the Purchaser (the "RESTRICTED PERIOD"), subject to Section
8.5 hereof, the Petersens and the Seller shall not, directly or indirectly (whether as an employee, director, owner, stockholder, consultant, representative, distributor, or partner, limited, or general, or otherwise), engage in any business or activity, within the continental United States (as defined below), which is the minimal geographic region and Restricted Period which would afford the Purchaser reasonable protection, that provides services or goods currently provided by the Seller or the Purchaser, including, but not limited to, emergency response, loss mitigation, restoration reconstruction services or asbestos abatement, mold abatement and demolition in any capacity including, but not limited to, as a partner, shareholder, principal, agent, distributor, representative, supplier, trustee, employee, or consultant. The Petersens acknowledge that their training enables them to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for them to violate the provisions of this instrument in order to secure other employment satisfactory to them and earn a living. Notwithstanding the foregoing or anything to the contrary herein, the Petersens shall at all times be entitled, in any capacity, to engage in new construction and real estate development.

         8.2 Non-Solicitation. The Seller and the Petersens agree that during the Restricted Period, they will not, either directly or, indirectly, for themselves or for any other person, or entity, call on, solicit, or take away, or attempt to call on, solicit, or take away, any past, present, or then prospective employee or customer of the Purchaser or the Seller or any of their respective affiliates. The Seller and the Petersens recognize and affirm that they have received, will receive, and may generate information not available to the public or competitors relating to the inventions, improvements, designs, sketches, drawings, formulas, compilations, know-how, computer software, ideas, engineering tolerances, corporate opportunities, technical data, trade secrets, and industrial secrets of the Purchaser and the suppliers to and clients and customers of the Purchaser including, but not limited to, past, present, and prospective costs and prices, terms and conditions of sale and practices, and actual and prospective customers, suppliers, and clients of the Purchaser including, but not limited to, past, present, and prospective costs and prices, terms and condition of sale and practices, and customer contact persons, plans of the Purchaser, business, research, development, marketing or industrial plans, projects of the Purchaser, other Purchaser information which is of a confidential nature, confidential information with respect to persons, firms, or corporations with whom the Purchaser is affiliated or of actual and prospective customers, employees, representatives, clients, and distributors of the Purchaser, internal budgets, profit and loss, and other financial data, manufacturing plans and procedures, and information storage and retrieval systems. The Seller and the Petersens covenant to keep any and all such knowledge and information in confidence and shall not, at any time during the Restricted Period, except as required in the conduct of the Purchaser's business or authorized specifically, in writing, by the Purchaser, publish, disclose, or use or authorize anyone else to publish, disclose, or use any of such knowledge or information.

         8.3 Remedies. The Petersens agree that any material breach or threatened material breach (i.e., anticipatory repudiation) of any of the covenants contained in Section 8.1 and Section 8.2 of the Agreement would cause immediate, material, and irreparable harm to the Purchaser and that money damages would not, alone, provide an adequate remedy to the Purchaser. The Purchaser shall have all of the rights and remedies available under law, or in equity, including, but not limited to, injunctive relief, to a party enforcing any such covenants, each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require any violating party to account for, and pay over to, the Purchaser, free of any offsets, deductions or counterclaims, equal to the benefits derived or received by such violating party, or any of its subsidiaries or affiliates, as a result of any such breach of the covenants herein together with interest thereon, from the date of such initial violation, until such sums are received by the Purchaser, at that interest rate equal to the lesser of the interest rate per annum announced, from time to time, by Sky Bank, New Castle, Pennsylvania office, as its "prime rate", and no violating party, nor any subsidiary or affiliate thereof, shall raise as a defense to the granting of any such relief that the person requesting such relief has an adequate remedy at law.

         8.4 Employment of Petersen By the Purchaser. The Purchaser will offer employment to Mr. Petersen at Two Hundred Thousand and No/100s Dollars ($200,000.00) per year plus the standard benefits and incentives provided by the Purchaser to its current employees. Mr. Petersen and the Purchaser shall at the closing execute an eighteen (18) month employment agreement (the "EMPLOYMENT AGREEMENT") in the form attached hereto as Schedule 8.4. Mr. Petersen's failure to remain in the employment of the Purchaser for the period set forth in the Employment Agreement shall constitute a default hereunder, a remedy for which default hereunder shall be the elimination or pro rata abatement of the Earn Out as specifically provided for herein.

         8.5 Modification of Noncompetition/Default. With respect to the matters covered by this Article VIII, the provisions hereof as they relate to Mr. Petersen shall be modified by the Employment Agreement by and between the Purchaser and Mr. Petersen. In the event of the default by the Purchaser in the payment of any amount under this Agreement, the Purchase Price

Note and/or the Employment Agreement, the provisions of Section 8.1, Section 8.2 and Section 8.3 shall automatically terminate and become null and void and of no further force and effect.

                                   ARTICLE IX

                           Items Delivered at Closing

         9.1 Items Delivered by the Seller. In addition to, and without limiting any of the other provisions of the Agreement, the Seller agrees to deliver or cause to be delivered to the Purchaser at the Closing contemporaneously with the execution and delivery of this Agreement:

                  (a) a bill of sale for the Equipment, Supplies, and Intangible Assets, and the Seller agrees to deliver such other instruments of transfer of title as may be necessary and desirable in order to effect transfer of the Assets to the Purchaser, duly executed by the Seller;

                  (b) a certificate signed on behalf of each of the Sellers by an authorized officer of the Sellers or the general partner of each of the Sellers, as applicable, certifying as to (i) true and correct copies of all corporate/partnership action taken by the applicable Seller in connection with the Agreement, and (ii) the names, true signatures, and incumbency of the officer or officers of the Seller authorized to execute and deliver this Agreement;

                  (c) an Assignment and Assumption agreement in the form attached hereto as Schedule 9.1(c) relating to the assignment by the Seller and the assumption by the Purchaser of the Contracts and Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), duly executed by the Seller;

                  (d) the Employment Agreement duly executed by Mr. Petersen;
and

                  (e) a true and complete list of all work in process.

         9.2 Items Delivered by the Purchaser. In addition to, and without limiting any of the other provisions of this Agreement, the Purchaser agrees to deliver or cause to be delivered to the Seller at the Closing contemporaneously with the execution and delivery of this Agreement:

                  (a) the Purchase Price Cash, the Purchase Price Note, the Irrevocable Order, and the Purchase Price Warrants;

                  (b) the Assignment and Assumption Agreement in the form attached hereto as Schedule 9.1(c), duly executed by the Purchaser;

                  (c) a certificate signed on behalf of the Purchaser and the Parent by an authorized officer of the Purchaser and the Parent certifying as to
(i) true and correct copies of all corporate action taken by the Purchaser and the Parent in connection with this Agreement, and (ii) the name, true signatures, and incumbency of the officer or officers of the Purchaser and the Parent authorized to execute and deliver this Agreement; and

                  (d) the Employment Agreement in the form attached hereto as
Schedule 8.4 duly executed by the Purchaser.

         9.3 Other Items to be Delivered Following Closing. The Purchaser and the Seller each agree to deliver at or after the Closing such other instruments, certificates, or documents as may be requested by the Seller or the Purchaser, as the case may be, or their respective counsel, in connection with the transactions contemplated by this Agreement.

                                    ARTICLE X

                                 Indemnification

         10.1  General Indemnification.

                  (a) The Seller and the Purchaser and the Parent shall each indemnify, defend, and hold the other and its directors, managers, partners, officers, employees, members, successors, assigns, representatives, contractors and agents harmless from and against all damages, losses, and expenses suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders, and liabilities (including reasonable counsel fees incurred in litigation or otherwise) assessed, incurred, or sustained by or against such other party and its directors, managers, partners, officers, employees, members, successors, assigns, representatives, contractors and agents with respect to or arising out of any breach by the indemnifying party of its warranties, representations, covenants, or agreements hereunder.

                  (b) The Purchaser agrees to save and hold harmless and indemnify the Seller, Mr. Petersen, Mrs. Petersen and their respective directors, managers, partners, officers, employees, members, successors, assigns, representatives, contractors and agents from and against all obligations, liabilities, claims, and expenses arising out of the Purchaser's possession, ownership, or operation of the Assets from and after it receives possession of the Assets on the date of Closing or arising out of the Assumed Liabilities.

                  (c) The Seller agrees to save and hold harmless and indemnify the Purchaser and the Parent and its directors, managers, partners, officers, employees, members, successors, assigns, representatives, contractors and agents from and against all third party claims arising out of the Seller's possession, ownership, or operation of the Assets and the Business at all times prior to the time at which the Purchaser receives possession of the Assets on the Closing Date including, but not limited to, the Excluded Liabilities.

                  (d) The Seller agrees to save and hold harmless and indemnify the Purchaser and the Parent and its directors, managers, partners, officers, employees, members, successors, assigns, representatives, contractors and agents from and against monetary losses or failure to achieve projected profitability under the Contracts resulting from any fraudulent misrepresentation made by the Seller that constitutes actual fraud. The Purchaser and the Parent stipulate and agree that the indemnity obligation set forth in this Section 10.1(d) is not a guaranty of the profitability of the Contracts, but is intended to provide the Purchaser with indemnity for the referenced losses in the event that the Seller purposefully acted to make a fraudulent misrepresentation to the Purchaser with respect to the nature and profitability of the Contracts and was not merely negligent in any misrepresentation or failure to apprise the Purchaser of relevant information. Further, the Purchaser stipulates and agrees that (i) in no event shall the Purchaser be entitled to indemnity under Section 10.1(a) and this Section 10.1
(d), it being the intent that the indemnity obligations pursuant to such sections are and shall be mutually exclusive of one another and (ii) the estimation of construction projects is by its nature inexact and that it is common for construction projects to be more or less profitable to widely varying degrees than originally contemplated due to unforeseen circumstances and conditions beyond the control of the contractor.

         10.2 Obligations of the Indemnitor and Indemnitee. Any party that proposes to assert the right to be indemnified under this Article X with respect to any claim, action, suit, or proceeding (for purposes of this Article X, the "INDEMNITEE") shall, promptly after receipt of notice of any such claim or commencement of any such action, suit, or proceeding, notify the other party (for purposes of this Article X, the "INDEMNITOR") in writing of the assertion of such claim or commencement of such action, suit, or proceeding, enclosing copies of all applicable papers received; provided, however, that the failure to so notify the Indemnitor shall not relieve a party from any obligation to indemnify under this Article X except to the extent the Indemnitor is actually materially disadvantaged by such failure to give notice. The Indemnitor shall have the right and obligation to assume the defense of any claim, action, suit or proceeding with respect to which indemnification is being sought under this
Article X with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the sole expense of the Indemnitee; provided, however, that if the Indemnitee reasonably concludes that there are legal defenses available to it that are different from or inconsistent with the defenses available to the Indemnitor and which Indemnitor refuses to assert on Indemnitee's behalf after request is made by Indemnitee, then Indemnitee's separate counsel may participate in the defense of the action at the Indemnitor's expense. The Indemnitor shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee shall cooperate with the Indemnitor in the defense of any such claim, action, suit, or proceeding to the extent reasonably requested by the Indemnitor, and shall provide all information, evidence, assistance, and authority necessary to enable the Indemnitor to conduct a proper defense. Both parties agree to make witnesses available and to provide any reasonably requested technical assistance to the other party to pursue or defend any litigation against third parties arising out of or relating to this Agreement, whether or not the party upon which such request is made is a party to such litigation.

         10.3 Failure to Defend Action. Should a party be entitled to indemnification under Section 10.1 hereof as a result of a claim by a third party and, after the Indemnitee has complied with the provisions of Section 10.2, if the Indemnitor fails to assume the defense of such claim, the Indemnitee shall, at the expense of the Indemnitor, contest or settle such claim. No such contest need be made, and settlement or full payment of any such claim may be made (with such

Indemnitor remaining obligated to indemnify the Indemnitee under Section 10.1 hereof), if, in the written opinion of the Indemnitee's counsel, such claim is meritorious.

         10.4 Limitation. The obligations of each party to indemnify the other hereunder are subject to the following limitations:

                  (a) In case any event shall occur that would otherwise entitle a party to assert a claim for indemnification under Section 10.1 hereof, no losses shall be deemed to have been sustained by such party to the extent of any proceeds (net of taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to such losses and/or to the extent of any net tax benefits receivable by such party with respect to such losses. The parties agree to submit a claim or claims under such insurance policies prior to making a request for indemnification hereunder.

                  (b) A party shall not be entitled to indemnification hereunder until the sum of all losses to which indemnification shall apply exceeds Twenty-five Thousand and No/100 Dollars ($25,000.00); once losses exceed such amount, such party shall be entitled to indemnification for all losses (including the first $25,000.00 thereof), subject to the maximum limitation set forth in clause (c) below.

                  (c) The maximum amount of indemnification which may be recovered by the Purchaser and the Parent and their respective directors, managers, partners, shareholders officers, employees, members, successors, assigns, representatives, contractors and agents or any other entity or person under this Article X, except as expressly provided by Section 10.4 (d) and
Section 10.4(e) below, shall not exceed Two Hundred Fifty Thousand and No/100s Dollars ($250,000.00) of the Purchase Price (the "Indemnification Cap").

                  (d) The maximum amount of indemnification which may be recovered by the Purchaser and the Parent and their respective directors, managers, partners, shareholders, officers, employees, members, successors, assigns, representatives, contractors and agents or any other entity or person under Section 10.1(c) shall not exceed the amount of the Purchase Price Cash.

                  (e) The maximum amount of indemnification which may be recovered by the Purchaser and the Parent and their respective directors, managers, partners, shareholders, officers, employees, members, successors, assigns, representatives, contractors and agents or any other entity or person under Section 10.1(d) shall not exceed One Million and No/100s Dollars ($1,000,000.00).

                  (f) In no event shall the Seller and/or any other person or entity have any liability nor shall their respective assets be subject to any liability for any damages, losses, and expenses (including reasonable counsel fees incurred in litigation or otherwise) and/or claims of any kind pursuant to this Agreement and/or the transactions contemplated by this Agreement beyond the Indemnification Cap and the limitations set forth in Section 10.4(d) and Section 10.4(e).

                  (g) The provisions of Article X shall constitute the sole and exclusive remedy of the Purchaser and the Parent and their respective directors, managers, partners, shareholders, officers, employees, members, successors, assigns, representatives, contractors and agents for any damages, losses, and expenses (including reasonable counsel fees incurred in litigation or otherwise) and/or claims of any kind pursuant to this Agreement and/or the transactions contemplated by this Agreement, and all other rights and remedies (whether at law or in equity) hereby are expressly waived. If and to the extent any provision of Section 10.4 is unenforceable for any reason, the Purchaser and the Parent hereby agree to make the maximum contribution to the payment and satisfaction of any amounts for which indemnification is provided for in Article X or which is permissible under applicable laws.

         10.5 Survival of Indemnity. The provisions of this Article X shall survive completion of the transactions hereunder or termination, cancellation, or expiration of this Agreement; provided, however, that (i) the provisions of
Section 10.1 (c) and Section 10.1 (d) shall only survive for a period of thirty
(30) months from the Closing Date and(ii) the provisions of Section 10.1(a) shall only survive for a period equal to the survival periods set forth in
Section 11.5 hereof for the representations and warranties of the Seller and the Purchaser.

                                   ARTICLE XI

                                  Miscellaneous

         11.1 Termination.  Intentionally omitted.


         11.2 Expenses. The Seller will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by the Seller. The Purchaser will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by the Purchaser. In any suit to enforce the provisions of this Agreement, the prevailing party shall be entitled to collect reasonable attorneys' fees and expenses.

         11.3 Governing Law. The Agreement shall be governed by, and construed in accordance with, the internal laws, and not the law of conflicts, of the State of Texas. Any suit or action brought by the Seller or the Petersens shall be brought in State or Federal Court located in Pittsburgh, Pennsylvania. Any suit or action brought by the Purchaser or the Parent their respective directors, managers, partners, shareholders, officers, employees, members, successors, assigns, representatives, contractors and agents shall be brought in State or Federal Court located in Tarrant County, Texas.

         11.4 Entire Agreement; Modification, Waiver. The Agreement, including the Schedules hereto, constitutes the entire agreement between the Seller and the Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as may be set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver, or termination of the Agreement shall be binding unless executed, in writing, by the parties to be bound thereby. No waiver of any provision of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.5 Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement and all Schedules hereto and in any documents, statements, or certificates furnished or to be furnished to either party in connection therewith, shall survive for a period of eighteen (18) months following the Closing Date, other than with respect to claims asserted in writing prior to such eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, (a) the Seller's representations and warranties as to organization and good standing contained in
Section 3.1 and title contained in Section 3.3 shall survive forever, and (b) the Seller's representations and warranties with respect to tax matters contained in Section 3.13 shall survive the Closing Date until the expiration of the applicable statute of limitations period.

         11.6 Accounts Receivable.

                  The Seller shall collect the Closing Date Accounts.

                  The Purchaser shall immediately notify the Seller of any dispute or complaint by any customer with respect to any of the Closing Date Accounts. The Purchaser shall cooperate with the Seller in resolving any customer complaints and/or disputes with respect to any of the Closing Date Accounts.
                  For purposes of determining collection of any Closing Date Accounts from account debtors with whom the Purchaser shall do business after the Closing Date, any amounts paid by such account debtors to the Purchaser shall be deemed to be for the oldest outstanding Closing Date Accounts of such debtor; provided, however, any amounts paid related to separate "jobs" performed for any such account debtor shall be applied against the "job" to which such amounts relate or are specifically designated by such account debtor.

         11.7 Notices. All notices, consents, requests, reports, demands, or other communications hereunder shall be in writing and may be delivered personally, by registered or certified mail, return receipt requested, by nationally recognized air courier service, by telegram, or by facsimile transmission, to the addresses indicated below:

                  If to the Seller:

                           Flagship Services Group, Inc.
                           Attention:  Mr. Roy Petersen, President
                           5102 Oak Lane
                           Arlington, Texas 76017
                           Fax No.:  817/467-1424
                  with a copy to:

                           Stephen X. Westermann
                           LANTER o WESTERMANN P.C.
                           226 Bailey Avenue, Suite 100
                           Fort Worth, Texas 76107
                           Fax No.:  817/335-0403


                  If to the Purchaser:

                           PDG Environmental, Inc.
                           1386 Beulah Road, Building 801
                           Pittsburgh, PA 15235
                           Attention:  John C. Regan
                           Fax No.:  (412) 243-4900

                  With a copy to:
                           James D. Chiafullo, Esq.
                           Cohen & Grigsby, P.C.
                           11 Stanwix Street, 15th Floor
                           Pittsburgh, PA 15222-1319
                           Fax No.  (412) 209-1825

or to such other address or such other person as the addressee party shall have last designated by prior written notice to the other party. Notices given by registered or certified mail shall be deemed to have been given four (4) business days following deposit in the mail with postage prepaid. All other notices shall be deemed to have been given when received. Notices given by facsimile transmission shall be followed by a copy thereof deposited in the mail within twenty-four (24) hours following facsimile transmission.

         11.8 Counterparts. The Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         11.9 Headings. The article and section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         11.10 Record Retention. The parties hereto agree to retain, for a period of three (3) years from and after the Closing Date, and to make available to each other and their respective agents, counsel, employees, or representatives, upon reasonable notice, all the books, records, and documents (including records with respect to accounts receivable, accounts payable, and the general ledger maintained on magnetic tape or any other electronic medium) relating to the Business which existed on the date preceding the Closing Date and which were in its possession. During such three (3) year period and for one
(1) year thereafter, the Seller and the Purchaser shall furnish to each other not less than thirty (30) days' prior written notice of the planned destruction of any such records so that such party may assume, upon request, ownership of such records which would otherwise have been destroyed.

         11.11 Gender and Number. Any personal pronouns used in the Agreement shall include the other gender, whether used in the masculine, feminine, or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

         11.12 Severability. If any provision of the Agreement or the application thereof shall be held to be invalid, illegal, or unenforceable, the remainder of the Agreement shall remain in full force and effect and each court making any such determination is requested to amend such provision in order that it may, in such amended version, be enforceable.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the date first above written.


Attest:                                 Flagship Services:
                                        Flagship Services Group, Inc.

/s/ Laura Petersen                      By: /s/ Roy Petersen
---------------------------------           ----------------
Laura Petersen, Secretary                   Roy Petersen, President

Attest:                                 Flagship Partners:
                                        Flagship Reconstruction Partners, Ltd.
                                        By:  Flagship Services Group, Inc.

/s/ Laura Petersen                      By: /s/ Roy Petersen
---------------------------------           ----------------
Laura Petersen, Secretary                   Roy Petersen, President

Attest:                                 Flagship Commercial:
                                        Flagship Reconstruction Associates -
                                        Commercial, Ltd.
                                        By:  Flagship Services Group, Inc.

/s/ Laura Petersen                      By: /s/ Roy Petersen
---------------------------------           ----------------
Laura Petersen, Secretary                   Roy Petersen, President

Attest:                                 Flagship Residential:
                                        Flagship Reconstruction Associates
                                        Residential, Ltd.
                                        By:  Flagship Services Group, Inc.

/s/ Laura Petersen                      By: /s/ Roy Petersen
---------------------------------           ----------------
Laura Petersen, Secretary                   Roy Petersen, President

Attest:                                 Parent:
                                        PDG ENVIRONMENTAL, INC.

/s/ James D. Chiafullo                  By: /s/ John C. Regan
---------------------------------           ------------------
Title: Secretary                        Its: Chairman

Attest:                                 Purchaser:
                                        Project Development Group, Inc.

/s/ James D. Chiafullo                  By: /s/ John C. Regan
---------------------------------           ------------------------
Title: Secretary                        Its: President

                                     CONSENT

         I, the undersigned, Roy Petersen, do hereby consent to the transaction contemplated by this Agreement and do agree to be bound by Article VIII hereof.

                                                /s/ Roy Petersen
                                                ----------------------------
                                                Roy Petersen



                                     CONSENT

         I, the undersigned, Laura Petersen, do hereby consent to the transaction contemplated by this Agreement and do agree to be bound by Article VIII hereof.

                                                /s/ Laura Petersen
                                                -----------------------------
                                                Laura Petersen